Exhibit 21

LOCK-UP AGREEMENT

October 12, 2009

Gordon Gibson

(the “Seller”)

WHEREAS Fluid Music Canada, Inc. (the “Offeror”) proposes to make an offer for all of the issued and outstanding trust units (the “Trust Units”) of Somerset Entertainment Income Fund (the “Fund”), and Class B limited partnership units of Somerset Entertainment Limited Partnership (the “Class B LP Units” and together with the Trust Units, the “Units”), including any Units that may become outstanding upon the conversion, exchange or exercise of securities of the Fund or its subsidiaries.

AND WHEREAS concurrently with the execution of this Agreement, the Offeror has entered into a support agreement with the Fund (the “Support Agreement”) pursuant to which the Fund has agreed to support the Cash Alternative (as described below) in the Offer. The term “Offer” and all capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Support Agreement.

AND WHEREAS this lock-up agreement (the “Agreement”) sets out the terms and conditions of the agreement of the Seller to deposit or cause to be deposited under the Offer: (i) the number of Trust Units and Class B LP Units set forth in Schedule “A” hereto, representing all of the Trust Units and Class B LP Units presently owned legally or beneficially by such Seller, or over which the Seller exercises control or direction, and (ii) all Trust Units and Class B LP Units subsequently acquired by the Seller (all of such Trust Units and Class B LP Units of the Seller are hereinafter collectively referred to as the “Seller’s Units”), and sets out the obligations and commitments of the Seller in connection therewith.

AND WHEREAS the Seller acknowledges that: (i) the Offeror would not commence the Offer but for the execution and delivery of this Agreement by the Seller, and (ii) it is a condition of the Offeror’s obligation hereunder to make the Offer that the Seller enter into this Agreement with the Offeror;

NOW THEREFORE in consideration of the Offeror agreeing to initiate and make the Offer, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1
THE OFFER

Section 1.1            Offer

(a)           Subject to the terms of this Agreement, the Offeror hereby covenants and agrees to make the Offer. The terms of the Offer shall include any amendments to, or extensions of, such Offer, including, without limitation, removing or waiving any condition or extending the date by which the Units may be deposited. The Offer will be made to the holders of all of the Units in consideration for either: (A)  $2.12 in cash per Unit (to a maximum aggregate amount of cash consideration of $21,910,796) (the “Cash Alternative”); (B) 0.003 of an 8% convertible unsecured subordinated debenture of the Offeror due 3 years following the date of first issuance per Unit (the “Convertible Debenture Alternative”), the terms of such convertible debenture being substantially as described in Schedule “B”; or (C) 1.1 common shares of the Offeror for each Unit (the “Share Alternative”).

(b)           The Offeror shall commence the Offer as soon as reasonably practicable and in any event not later than 11:59 p.m. (Toronto time) on November 2, 2009.

(c)           The Offer will be made in accordance with applicable securities laws and shall expire no earlier than 6:00 p.m. (Toronto time) on the 36th day after the day that the Offer is commenced, subject to the right of the Offeror to extend the period of time during which the Units may be deposited under the Offer (as it may be extended, the “Expiry Time”). The Offer will not be subject to any conditions, except those set forth in Schedule A of the Support Agreement.

(d)           The Seller acknowledges and agrees that the Offeror may, in its sole and absolute discretion, amend, supplement, modify or waive any term or condition of the Offer in whole or in part, provided that the Offeror will not, without the prior written consent of the Seller: (i) decrease the consideration per Unit under the Cash Alternative, Convertible Debenture Alternative or the Share Alternative, as specified in this Article 1.1, (ii) change the form of consideration payable under the Offer (other than to add additional consideration or the option of unitholders to choose one or more alternative forms of consideration in addition to the form of consideration herein specified), or (iii) waive the Minimum Tender Condition. To the extent that the value of the consideration to be paid in the Offer is increased prior to the expiry of the Offer, the Seller shall be entitled to such increased consideration in respect of its Units that are taken up by the Offeror, as required by applicable securities laws.

(e)           The obligation of the Offeror to make the Offer is conditional on the prior satisfaction of the conditions set forth in Section 2.1(7) of the Support Agreement, all of which conditions are included for the sole benefit of the Offeror and any or all of which may be waived by the Offeror in whole or in part in its sole discretion.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1            Representations and Warranties of the Seller

The Seller hereby represents and warrants to and in favour of the Offeror as follows and acknowledges that the Offeror is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)           Organization. If the Seller is a corporation or other entity, it is duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation.

(b)           Authorization, etc. It has all necessary power, authority, capacity, consent and right to enter into this Agreement and to carry out each of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms; subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)           Ownership, etc. The Seller (or the controlled entity described in Schedule “A”) is the sole beneficial owner of such Seller’s Units. The Seller’s Units constitute all of the Trust Units and Class B LP Units owned or controlled, directly or indirectly, by the Seller. The total number of Trust Units and Class B LP Units beneficially owned or over which the Seller exercises control or direction, is set forth in Schedule “A” hereto. The Seller has the sole and exclusive right to dispose of such Seller’s Units as provided in this Agreement and to vote all such Units and the Seller is not a party to, bound or affected by or subject to, any Law of which a breach would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

(d)           Good Title. The Seller’s Units to be acquired by the Offeror directly or indirectly from the Seller pursuant to the Offer will be acquired with good and marketable title, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever, and such Seller’s Units are not subject to any shareholders’ agreement, voting trust or similar agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement affecting the Seller’s Units or the ability of such holder thereof to exercise ownership rights thereto, including the voting of any such Units (other than the limited partnership agreement governing the Class B LP Units). No security holder approvals are or will be required in order to sell the Seller’s Units to the Offeror.

(e)           No Agreements. No person, firm, corporation or other entity whatsoever has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition or transfer from the Seller, or any registered holder of Seller’s Units, of any of the Seller’s Units, or any interest therein or right thereto, except pursuant to this Agreement. There does not exist any agreement, understanding or commitment giving rise to any obligations, financial or otherwise, on the part of the Fund or any of its subsidiaries or affiliates to the Seller, or any subsidiaries or affiliates of the Seller as applicable (or any associates or insiders of any of the foregoing).

(f)            No Proceeding Pending. There is no claim, action, lawsuit, arbitration, mediation or other proceeding pending or threatened against the Seller, which relates to this Agreement or otherwise materially impairs or could materially impair the ability of the Seller to consummate the transactions contemplated hereby.

(g)           Consents. To the knowledge of the Seller, there is no requirement of the Seller to make any filing with, give any notice to, or obtain any permit, licence, sanction, ruling, order, exemption or consent, approval or waiver of, any governmental authority or other person (including the lapse, without objection, of a prescribed time under applicable law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice) as a condition to the lawful completion of the transactions contemplated by this Agreement or the Offer, or the execution and delivery by the Seller and enforcement against the Seller of this Agreement.

(h)           Non-Contravention. This Agreement does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with in any material manner, or allow any other person to exercise any rights under any of the terms or provisions of the constating documents and/or by-laws of the Seller or any agreement, contract or indenture to which the Seller is a party or by which the Seller’s property is bound (as applicable), and will not result in the violation of any law.

(i)            Residency. Neither the Seller, nor any controlled entity of the Seller described in Schedule “A”, if any, is a “non-resident” as that term is defined in the Income Tax Act (Canada).

Section 2.2            Representations and Warranties of the Offeror

The Offeror hereby represents and warrants to and in favour of the Seller as follows and acknowledges that the Seller is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)           Organization. It is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)           Authorization, etc. It has all necessary power, authority, capacity, consent and right to enter into this Agreement and to carry out each of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Offeror and constitutes a legal, valid and binding obligation of the Offeror enforceable against it in accordance with its terms; subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)           Non-Contravention. This Agreement does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with in any material manner, or allow any other person to exercise any rights under any of the terms or provisions of the constating documents and/or by-laws of the Offeror or any agreement, contract or indenture to which the Offeror is a party or by which the Offeror’s property is bound (as applicable), and will not result in the violation of any law.

(d)           Financing. The Offeror has sufficient funds or has made adequate arrangements (as such term is understood for the purposes of Section 97.3(1) of the Securities Act (Ontario)) to ensure that the required funds are available to satisfy the consideration under the Offer, including to pay the purchase price of the Cash Alternative under the Offer and in any compulsory acquisition or subsequent acquisition transaction.

ARTICLE 3
COVENANTS OF THE SELLER

Section 3.1            Covenants of the Seller

(1)           The Seller hereby agrees that it shall not, from the date hereof until the earlier of: (i) the termination of this Agreement pursuant to Section 5; and (ii) the Expiry Time, except in accordance with the terms of this Agreement:

(a)           grant or agree to grant any proxy or other right to the Units, or enter into any voting trust or pooling agreement or arrangement or enter into or subject any of such Units to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting thereof;

(b)           directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise (as applicable), make, solicit, assist, initiate, encourage, or otherwise facilitate any inquiries, the submission of proposals or offers from any other person, corporation, partnership or other business organization whatsoever regarding a potential competing proposal for the acquisition of the Units (a “Competing Bid”), participate in any material discussions or negotiations regarding any Competing Bid, or otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing;

(c)           option, sell, transfer, dispose of, pledge, encumber, grant a security interest in or otherwise convey any Units or any right or interest therein, or agree to do any of the foregoing except pursuant to the Offer; and

(d)           not take any action to encourage or assist any other person to do any of the prohibited acts referred to in foregoing provisions of this Section 3.1.

(2)           The Seller hereby agrees that it shall, from the date hereof until the earlier of: (i) the termination of this Agreement pursuant to Section 5; and (ii) the Expiry Time, except in accordance with the terms of this Agreement:

(a)           immediately cease any existing discussions or negotiations it is engaged in with any parties other than the Offeror with respect to any Competing Bid; and

(b)           exercise the voting rights attaching to the Seller’s Units and otherwise use the Seller’s commercially reasonable efforts in the Seller’s capacity as a unitholder to oppose any proposed action by the Fund, its unitholders, any of its subsidiaries or any other person: (i) in respect of any amalgamation, merger, sale of the Fund’s or its affiliates’ or associates’ assets, take-over bid, plan of arrangement, reorganization, recapitalization, or other business combination or similar transaction involving the Fund or any of its subsidiaries other than the Offer; (ii) which would reasonably be regarded as being directed towards or likely to prevent or delay the take-up and payment of the Seller’s Units deposited under the Offer or the successful completion of the Offer, including without limitation any amendment to the constating of the Fund, its subsidiaries or its organizational structure; or (iii) which would reasonably be expected to result in a material adverse effect in respect of the Fund.  In connection therewith, the Seller hereby appoints the Offeror as attorney in fact (which appointment is unconditional, irrevocable (subject to Section 5), and is coupled with an interest) for and on its behalf to execute a proxy appointing such person designated by the Offeror to attend and act on behalf of the Seller at any meeting of unitholders of the Fund in respect of any of the matters referred to in this Section 3.1(2)(b), and if, pursuant to this power of attorney, the Offeror has executed and not revoked a proxy in respect of such a meeting, which proxy has been accepted by the Fund, then in such circumstances the Seller shall not be responsible for voting under this Section 3.1(2)(b).

(3)           The Seller covenants to co-operate with the Offeror in making all requisite regulatory filings in respect of the Offer.

(4)           The Seller agrees not to take any action to oppose, enjoin, frustrate or to otherwise adversely affect the Offeror’s ability to consummate the Offer or to commence any action, proceeding or investigation that is inconsistent with the Support Agreement or which would impede or delay the consummation of the Offer and shall cooperate with the Offeror (at the Offeror’s expense) to oppose, lift or rescind any injunction or restraining order or other order or action seeking to enjoin the Offer, or otherwise adversely affecting the Offeror’s ability to consummate the Offer.

(5)           The foregoing provisions of this Article 3 shall not prevent or require the Seller as a director, trustee or officer of the Fund or any of its affiliates from performing or acting in a manner consistent with his duties or obligations as a director, trustee or officer thereof or from taking any actions permitted under the Support Agreement in such capacity.

ARTICLE 4
DEPOSITS AND NO WITHDRAWAL

Section 4.1            Deposits

Subject to Section 4.2, the Seller agrees to deposit or cause to be deposited the Seller’s Units under the Offer and elect the Cash Alternative for all of the Seller’s Units as soon as practicable after the mailing of the take-over bid circular and, in any event, on or before the fifth business day after the mailing of the take-over bid circular, and thereafter except as may be permitted under this Agreement not withdraw or permit the Seller’s Units to be withdrawn from the Offer. In the event that the Seller subsequently obtains any additional Units, such Units shall likewise be deposited under the Offer on or before the fifth business day after they are acquired.

Section 4.2            No Withdrawal

The Seller hereby agrees that neither it nor any person or entity on its behalf will withdraw or take any action to withdraw any of the Seller’s Units deposited under the Offer notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it might have, unless this Agreement is terminated in accordance with its terms prior to the take-up and payment of the Seller’s Units under the Offer.

ARTICLE 5
TERMINATION

Section 5.1            Termination

This Agreement may be terminated by notice in writing as follows:

(a)           at any time by mutual consent of the Seller and the Offeror;

(b)           by the Seller if the Offer is not commenced within the time contemplated by Section 1.1(b);

(c)           by the Seller, if the Offeror has not taken up and paid for Units deposited under the Offer within 90 days after the date of the Offer; provided, however, that if the Offeror’s take up and payment for Units deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Units deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by the Seller pursuant to this Section 5.1(c) until the earlier of (i) 120 days after the date the Offer is commenced, and (ii) the 10th business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

(d)           by the Seller at any time if the Offer is modified in a manner contrary to the terms of this Agreement;

(e)           by the Seller, if a Competing Bid is made for 100% of the outstanding Units that offers consideration per Unit payable in cash and/or freely tradable and listed securities that is greater than $3.25;

(f)            by the Offeror if the Seller has not materially complied with its covenants to the Offeror contained herein;

(g)           by the Offeror if any of the representations and warranties of the Seller contained herein is untrue or inaccurate in any material respect;

(h)           by the Seller if any of the representations and warranties of the Offeror contained herein is untrue or inaccurate in any material respect; or

(i)            by the Offeror or the Seller, if any Condition is not satisfied at the Expiry Time of the Offer and the Offeror has not elected to waive such condition.

ARTICLE 6
GENERAL

Section 6.1            Alternative Transaction

If the Offeror and the Fund together determine it is necessary or desirable to proceed with another form of transaction (an “Alternative Transaction”) whereby the Offeror would acquire following completion of such Alternative Transaction all or substantially all of the Units outstanding or all or substantially all of the assets of the Fund and its subsidiaries on economic terms which, in relation to the Seller, are at least equivalent to or better than those contemplated by the Offer (on an after-tax basis), the Seller shall support the completion of such Alternative Transaction. If any Alternative Transaction involves a meeting or meetings of the unitholders, the Seller shall vote in favour of any matters necessary or ancillary to the completion of the Alternative Transaction. In the event of any proposed Alternative Transaction, the references in this Agreement to the Offer shall be deemed to be changed to “Alternative Transaction” and all provisions of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction.

Section 6.2            Effect of Termination

If this Agreement is terminated as provided for in Article 5, there shall be no liability or further obligation, on the part of any party hereto; provided that nothing in this Section 6.2 shall release the parties to this Agreement of liability for breach of any representation, warranty or covenant of this Agreement occurring prior to the termination hereof. Upon termination of this Agreement, the Seller shall be entitled to withdraw any of its Trust Units or Class B LP Units deposited under the Offer.

Section 6.3            Disclosure

Except as required by law or applicable stock exchange requirements, the Seller shall not make any public announcement or statement with respect to the Offer or this Agreement without the prior approval of the Offeror, such approval not to be unreasonably withheld or delayed. Moreover, in any event, the Seller agrees to provide prior notice to the Offeror of any public announcement relating to the Offer or this Agreement and agrees to consult with the Offeror prior to issuing such public announcement. The Seller hereby expressly consents to the Offeror disclosing the existence of this Agreement in any press release or other public disclosure document and that a copy of this Agreement shall be provided to the Fund and filed on SEDAR on or following the date hereof; provided however, that the identity of the Seller shall not appear in any press release or similar document without the prior consent of the Seller unless otherwise required by law or rule of any stock exchange. The Seller hereby expressly acknowledges and agrees that a summary of this Agreement and the negotiations leading to its execution and delivery will appear in a take-over bid circular relating to the Offer.

Section 6.4            Further Assurances

Each of the parties hereto shall, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the completion of the transaction, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 6.5            Assignment

The Offeror may assign all or any part of its rights under this Agreement to a subsidiary or affiliate of the Offeror provided that such assignee shall be the party making the Offer and the Offeror shall remain liable for its obligations hereunder. This Agreement shall not otherwise be assignable by any party without the express prior written consent of the other party.

Section 6.6            Time

Time shall be of the essence of this Agreement.

Section 6.7            Currency

All sums of money referred to in this Agreement shall mean Canadian funds.

Section 6.8            Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of the interpretation and enforcement of this Agreement.

Section 6.9            Entire Agreement and Schedules

This Agreement, including the schedules hereto, constitutes and comprises the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. The schedules hereto shall for all purposes form an integral part of this Agreement.

Section 6.10         Amendment

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Section 6.11         Specific Performance and Injunctions

The Seller recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Offer and that the Offeror would not contemplate making the Offeror unless this Agreement was executed, and that a breach by the Seller of any covenants or other commitments or obligations contained in the Agreement will cause the Offeror to sustain injury for which it would not have an adequate remedy at Law for money damages. Therefore, each of the parties hereto agrees that, in the event of such breach, the Offeror shall be entitled to the remedy of specific performance of such obligation and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the Seller further agrees to waive any requirement for the security or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Such remedies will not be exclusive remedies for any breach of this Agreement but will be in addition to any other remedy to which the Offeror may be entitled, at law or in equity.

Section 6.12         Units

References in this Agreement to “Units” (including the “Seller’s Units”) includes both Trust Units and Class B LP Units and any units or securities into which the Trust Units of the Fund or Class B LP Units may be reclassified, subdivided, consolidated or converted and any rights and benefits arising therefrom, including any distributions of securities which may be declared in respect of the Units (other than permitted distributions).

Section 6.13         Headings, etc.

The division of this Agreement into Articles and sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

Section 6.14         Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person or transmitted by telecopy or similar means of recorded electronic communication addressed as follows:

(i)      if to the Seller:

(ii)     if to the Seller:

20 York Mills Road, Suite 600
Toronto, ON  M2P 2C2

Fax:  416-510-6915
Attention:   Andy Burgess

With a copy, prior to December 21, 2009, to (which shall not constitute notice to the Seller):

Goodmans LLP
250 Yonge Street
Suite 2400
Toronto, ON  M5B 2M6

Fax:  416-979-1234
Attention:   Tim Heeney

And, after December 21, 2009, to (which shall not constitute notice to the Seller):

Goodmans LLP
333 Bay Street
Suite 3400
Bay Adelaide Centre, West Tower
Toronto, ON  M5H 2S7

Fax:                         416-979-1234
Attention:              Tim Heeney

(iii)    if to the Offeror:

Fluid Music Canada, Inc.
300 Corporate Pointe, Suite 550
Culver City, California 90230

Fax No.:   (310) 861-1795
Attention: Lorne Abony

with a copy to (which shall not constitute notice to the Offeror):

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, ON M5L 1B9

Fax No:                   (416) 947-0866
Attention:              Jeffrey Singer and Amanda Linett

Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a business day, on the next following business day) provided that it is delivered or transmitted during normal business hours, failing which it shall be deemed to have been given and received on the next business day. Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 6.14.

Section 6.15         Severability

If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 6.16         Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

Section 6.17         Expenses

Each of the parties shall bear their own legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement.

Section 6.18         Counterparts

This Agreement may be delivered by facsimile and executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

If the foregoing accurately reflects the terms and conditions of our agreement, kindly indicate acceptance hereof by signing, dating and returning to the Offeror the enclosed duplicate original of this Agreement by facsimile.

FLUID MUSIC CANADA, INC.

By:	(signed) “Lorne Abony”
	Name:	Lorne Abony
	Title:	Chief Executive Officer

Irrevocably accepted and agreed to this 12th day of October 2009.

If other than an individual:

Name of Seller

By:
Name:
Title:

By:
Name:
Title:

If an Individual:

In the presence of:

(signed) “Tim Heeney”	(signed) “Gordon M. Gibson”
Witness	Name

Schedule “A”

Registered Holder	Number of Trust Units	Number of Class B LP Units

Whiskey Jack Creek Ltd.		1,659,116

Gordon Gibson	111,331

Schedule “B”

Convertible Debenture Term Sheet

Fluid Music Canada Inc.
Unsecured Subordinated Convertible Debentures

Summary Terms & Conditions

Issuer	Fluid Music Canada, Inc. (“Fluid” or the “Company”)

Amount	Up to $65 million principal amount of convertible unsecured subordinated debentures of the Company (the “Debentures”).

Price

Debentures will be issued in denominations of $1,000 par value. Holders of Somerset Entertainment Income Fund (“Somerset”) units (“Units”) will be entitled to tender each Unit in exchange for 0.003 Debentures. No fractional Debentures will be issued; a tendering holder’s entitlement will be rounded to the nearest whole number of Debentures. Accordingly and by way of example, for every 334 Units tendered, a holder will be entitled to one whole $1,000 par value Debenture.

Somerset Acquisition

Debentures will be issued by the Company to unitholders of Somerset as part of a transaction to purchase outstanding units of Somerset (the “Acquisition”). It is anticipated that the Acquisition will be completed (“Closing”) on or before December 31, 2009.

Listing

Subject to meeting the minimum requirements of the Toronto Stock Exchange (the “TSX”), the Debentures will be listed on the TSX on Closing. Common Shares issuable on Conversion or Maturity of the Debentures will be listed on the TSX immediately prior to any Conversion or Maturity of the Debentures, subject to receipt of all regulatory approvals including the TSX.

Maturity	The Debentures will mature 3 years following the date such Debentures are first issued.

Interest	8% per annum from Closing, payable in arrears, annually on the anniversary of the date the Debentures were first issued. Interest will accrue from Closing.

Conversion

The Debentures will be convertible into common shares (“Common Shares”) of the Company at the option of the holder at any time prior to Maturity at a conversion ratio of 334 Common Shares per $1,000 principal amount of Convertible Debentures (effectively, a price per Common Share of approximately $3.00) (the “Conversion Price”). Holders converting their Debentures will receive accrued and unpaid interest thereon to the date of conversion.

Priority	The Debentures will be direct unsecured obligations of the Company subordinated in right of payment to the prior payment in full of any senior indebtedness of the Company but will rank pari passu to all other subordinated unsecured indebtedness of the Company.

Fluid Redemption Right

The Debentures will be redeemable, in whole or in part, at a price equal to the par value per Debenture, plus accrued and unpaid interest, at Fluid’s sole option on not more than 60 days’ and not less than 30 days’ prior notice.

Payment Upon Maturity

Subject to regulatory approval, Fluid may elect to satisfy its obligations to repay the principal amount of the Debentures due at Maturity, upon at least 30 days’ and not more than 60 days’ prior notice, by delivering the number of freely tradeable and listed Common Shares obtained by dividing the principal amount of the Debentures by 80% of the weighted average trading price of the Common Shares on the TSX for the 20 consecutive trading days ending five business days prior to Maturity.

Change of Control

Upon the occurrence of a change of control involving the acquisition of over 66 2/3% of the Common Shares or voting control or direction over the Company (directly or indirectly) the Company shall make an offer to the holders of Debentures to purchase the Debentures at 101% of their principal amount together with accrued interest.

Purchase for Cancellation	The Company may purchase Debentures for cancellation at any time in whole or in part, subject to any required regulatory approval.

Covenants and Defaults

Normal covenants and events of default for subordinated convertible debentures, including, the failure to pay interest when due and a default (no matter how denominated) under any of the Company’s other financial indebtedness.

Future Financings

Fluid will be prohibited from completing a financing, except if the “use of proceeds” from such financing is to redeem the Debentures. Fluid will covenant that it will use all commercially reasonable efforts to restrict any controlled subsidiaries from raising funds except for the purpose of redeeming the Debentures, except that Somerset will be permitted to raise up to $20 million to retire or replace any current operating lines or credit facilities.

Security

The Debentures will be issued as direct unsecured obligations of the Company, but, subject to any provisions contained in any senior indebtedness of the Company or any of its subsidiaries, holders of a majority of the outstanding aggregate principal amount of Debentures can elect to take security over the Units purchased under the Offer, which security arrangements would be implemented on a commercially reasonable basis within 30 days.

Such security will be limited in recourse to the Units or any substitute securities, to the extent applicable.

Fluid will be required to ensure that there are “substitute securities”, subject to such security, in the event that any reorganization is undertaken and the Units are redeemed and/or replacement securities are issued, unless already encumbered and subject to any provisions contained in any senior indebtedness of Fluid or any of its subsidiaries.

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If required by a senior lender to Fluid or any of its subsidiaries, such security will be subordinated to any senior indebtedness of Fluid or its subsidiaries, as the case may be, including without limitation, any security given to the lenders of any operating facility of Somerset, including the Fund Credit Agreement.

Modifications

Holders of a majority of the outstanding aggregate principal amount of Debentures can amend or waive covenants, events of default and other events of default by Fluid, including provisions related to any security that may be granted to holders of Debentures up to and including waiver of such security.

Withholding Amounts

All amounts payable on account of the Debentures shall be made without withholding or deduction on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other liabilities related thereto) (“Taxes”), unless Fluid is required by law or the interpretation or administration thereof, to withhold or deduct Taxes. For greater certainty, should Fluid be required by law or the interpretation or administration thereof to withhold or deduct an amount on account of Taxes in respect of any payment made with Common Shares (or other property), Fluid shall be entitled to withhold and immediately liquidate such number of Common Shares (or other property) necessary in order to meet its withholding and remittance obligations.

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